     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1996

                                                       REGISTRATION NO. 333-6807
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  AWARE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

           MASSACHUSETTS                            7373                             04-2911026
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
         OF INCORPORATION)              CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                                  ONE OAK PARK
                          BEDFORD, MASSACHUSETTS 01730
                                 (617) 276-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                JAMES C. BENDER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  AWARE, INC.
                                  ONE OAK PARK
                          BEDFORD, MASSACHUSETTS 01730
                                 (617) 276-4000
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               ROBERT L. BIRNBAUM, ESQ.                            LAWRENCE S. WITTENBERG, ESQ.
                WILLIAM R. KOLB, ESQ.                            TESTA, HURWITZ & THIBEAULT, LLP
               FOLEY, HOAG & ELIOT LLP                                  HIGH STREET TOWER
                ONE POST OFFICE SQUARE                                   125 HIGH STREET
             BOSTON, MASSACHUSETTS 02109                           BOSTON, MASSACHUSETTS 02109
                    (617) 832-1000                                        (617) 248-7000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
 ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  AWARE, INC.
                            ------------------------

                    CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                   OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

           FORM S-1 ITEM NUMBER AND HEADING                   LOCATION IN PROSPECTUS
           --------------------------------                   ----------------------
  1.  Forepart of the Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................    Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................    Inside Front Cover Page of Prospectus
  3.  Summary Information, Risk Factors and
        Ratio of Earnings to Fixed Charges......    Summary; Risk Factors
  4.  Use of Proceeds...........................    Summary; Use of Proceeds; Management's
                                                      Discussion and Analysis of Financial
                                                      Condition and Results of Operations
  5.  Determination of Offering Price...........    Outside Front Cover Page of Prospectus;
                                                      Underwriting
  6.  Dilution..................................    Dilution
  7.  Selling Security Holders..................    Not Applicable
  8.  Plan of Distribution......................    Outside Front Cover Page of Prospectus;
                                                      Underwriting
  9.  Description of Securities to be
        Registered..............................    Summary; Capitalization; Description of
                                                      Capital Stock
 10.  Interests of Named Experts and Counsel....    Legal Matters; Experts
 11.  Information with Respect to the
        Registrant..............................    Outside Front Cover Page of Prospectus;
                                                      Summary; Risk Factors; Dividend Policy;
                                                      Capitalization; Selected Financial Data;
                                                      Management's Discussion and Analysis of
                                                      Financial Condition and Results of
                                                      Operations; Business; Management;
                                                      Certain Transactions; Principal
                                                      Stockholders; Description of Capital
                                                      Stock; Shares Eligible for Future Sale;
                                                      Financial Statements
 12.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................    Not Applicable

     Part I of this Registration Statement has been intentionally omitted because this Amendment No. 2 does not effect any changes to the Prospectus. The sole purpose of this Amendment No. 2 is to file Exhibit 10.9.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the Nasdaq Stock Market, Inc. listing fee and the National Association of Securities Dealers, Inc. filing fee.

    Registration fee (Securities and Exchange Commission).....................  $ 16,179
    Nasdaq listing fee........................................................    50,000
    NASD filing fee...........................................................     5,192
    Printing and engraving expenses...........................................    70,000
    Transfer agent fees.......................................................     5,000
    Accounting fees and expenses..............................................   160,000
    Legal fees and expenses...................................................   300,000
    Excess director and officer insurance premium.............................   160,000
    Blue Sky fees and expenses (including related legal fees).................    20,000
    Miscellaneous.............................................................    13,629
                                                                                --------
      Total...................................................................  $800,000..
                                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 13(b)(1 1/2) of Chapter 156B of the of the Massachusetts General Laws provides that the articles of organization of a Massachusetts corporation may state a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that such a provision shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, relating to liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit. Article 6 of the Company's Articles of Organization, as amended to date (the "Articles of Organization"), provides that the personal liability of the Company's directors is eliminated to the fullest extent permitted by law, including without limitation the provisions of Chapter 156B, Section 13(b)(1 1/2) of the General Laws.

     Section 67 of Chapter 156B of the Massachusetts General Laws authorizes Massachusetts corporations to indemnify directors, officers, employees and agents of the corporation, and persons serving at the request of the corporation as directors, officers, employees and agents of another organization, or who serve at its request in any capacity with respect to an employee benefit plan, to whatever extent shall be specified in or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by a majority of the shares of stock entitled to vote on the election of directors, provided that no indemnification may be provided for any person with respect to any matter as to which he or she shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     Section 5.8 of the Company's By-Laws, as amended to date (the "By-Laws"), provides that the Company shall indemnify each of its directors and officers (as well as any former director or officer) to the fullest extent permitted by law against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer or director of the Company or by reason of his alleged acts or omissions as an officer or director of the Company, except in relation to such matters as to which such officer or director shall have been guilty of wilful malfeasance, bad faith, gross negligence or reckless disregard of his duties in the conduct of his office. Section 5.8 further provides that the Company shall indemnify and reimburse each such officer and director against and for any and all legal and other expenses reasonably incurred by him in connection with any such claims and liabilities, actual or threatened, whether or not, at or prior to the time when so indemnified, held harmless and reimbursed, he had ceased being an officer or director of the Company, except in relation to such matters as to which such officer or director shall have been guilty of wilful malfeasance, bad faith, gross negligence or reckless disregard of his duties in the conduct of his office; provided that the Company prior to such final adjudication may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of the Board of Directors, to be for the best interest of the Company, evidenced by a resolution to that effect after receipt by the Company of a written opinion of counsel for the Company that such officer or director has not been guilty of wilful malfeasance, bad faith, gross negligence or reckless disregard of his duties in the conduct of his office in connection with the matters involved in such compromise, settlement and payment.

     Section 5.8 of the By-Laws further provides that the right of indemnification provided thereby shall not be exclusive of any rights to which any officer or director may otherwise be lawfully entitled, and may be incorporated into individual indemnification agreements between the Company and any officer or director.

     The Company has entered into separate indemnification agreements with each current director and a former director of the Company. Pursuant to these agreements, the Company has agreed to indemnify each director to the fullest extent permitted by law from claims to which he may become subject by reason of his service or actions as a director or officer of the Company, except as to matters as to which he shall have been guilty of wilful malfeasance, bad faith, gross negligence or reckless disregard of his duties in the conduct of his office. The agreements also contain provisions regarding reimbursement of expenses incurred in connection with such claims.

     Section 8 of the Underwriting Agreement provides that, under certain circumstances, the Underwriters are obligated to indemnify the directors and officers of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

     The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, liabilities arising out of the Securities Act of 1933 (the "Securities Act").

     Section 67 of Chapter 156B of the Massachusetts General Laws also authorizes Massachusetts corporations to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or other agent of another organization, or with respect to an employee benefit plan, against any liability incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability. The Company intends to purchase a general liability insurance policy which covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information is furnished with regard to all securities issued by the Company within the past three years which were not registered under the Securities Act.

     (a) Between November 30, 1994 and June 26, 1996, the Company issued and sold a total of 1,052,529 shares of Common Stock pursuant to the exercise of options under the Company's 1990 Incentive and Non-Statutory Stock Option Plan, for an aggregate consideration of $1,057,969.

     (b) Between June 14, 1994 and October 26, 1994, the Company issued and sold a total of 29,432 shares of Series E Convertible Preferred Stock, $1.00 par value per share, for an aggregate consideration of $3,826,160.

     The issuances described above were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.

     (A) EXHIBITS


            +1.1    Form of Underwriting Agreement
            +3.1    Amended and Restated Articles of Organization
            +3.2    Form of Amended and Restated Articles of Organization (to be filed with the Secretary of State of the Commonwealth of Massachusetts after the closing of this offering)
            +3.3    Amended and Restated By-Laws
            +4.1    Specimen certificate for the Common Stock
            +5.1    Opinion of Foley, Hoag & Eliot LLP
           +10.1    Form of Lock-Up Agreement, with schedule of substantially identical documents
           +10.2    1990 Incentive and Non-Statutory Stock Option Plan
           +10.3    1996 Stock Option Plan
           +10.4    1996 Employee Stock Purchase Plan
           +10.5    License Agreement with Analog Devices, Inc., dated September 25, 1993, together with appendices thereto
           +10.6    Development Contract with Analog Devices, Inc., dated September 25, 1993, together with amendments thereto
           +10.7    Agreement with DSC Telecom L.P., dated March 6, 1996
           +10.8    License Agreement and Development Contract with Westell, Inc., dated as of
                    September 5, 1994
           *10.9    Development Agreement -- Low Cost DMT ADSL, among Aware, Inc., Analog
                    Devices, Inc., Westell International Inc. and Westell, Inc., dated as of
                    May 12, 1995
           +10.10   Technology Agreement with Broadband Technologies, Inc., dated June 10,
                    1996
           +10.11   Lease Agreement dated April 3, 1995, with respect to real property located at One Oak Park, Bedford, Massachusetts, between R.W. Connelly as lessor and the Company as lessee
           +10.12   Employment Agreement of James C. Bender
           +10.13   Form of Director Indemnification Agreement
           +11.1    Computation of Pro Forma Net Income Per Common Share
           +23.1    Consent of Deloitte & Touche LLP
           +23.2    Consent of Price Waterhouse LLP

           +23.3    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
           +23.4    Consent of Cesari and McKenna
           +24.1    Power of Attorney (contained on the signature page of this Registration
                    Statement)
           +99.1    Letter from Price Waterhouse LLP as to change in independent accountants
           +99.2    Letter from DiBenedetto & Company, P.A. as to change in independent accountants


- ---------------

+ Previously filed.

* Filed under application for confidential treatment.

     (B) FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions contained in the Articles of Organization and By-Laws of the registrant and the laws of the Commonwealth of Massachusetts, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, MASSACHUSETTS ON AUGUST 7, 1996.


                                          AWARE, INC.


                                          By      /s/ RICHARD P. MOBERG


                                            ------------------------------------

                                            Richard P. Moberg


                                            Treasurer and Chief Financial
                                             Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                                TITLE                         DATE
- -------------------------------------  --------------------------------------  ----------------
                    *                  President, Chief Executive Officer and    August 7, 1996
- -------------------------------------    Director
           James C. Bender               (Principal Executive Officer)
        /s/ RICHARD P. MOBERG          Treasurer and Chief Financial Officer     August 7, 1996
- -------------------------------------    (Principal Financial and Accounting
          Richard P. Moberg              Officer)
                    *                  Chairman of the Board                     August 7, 1996
- -------------------------------------
         Charles K. Stewart
                    *                  Director                                  August 7, 1996
- -------------------------------------
          Jerald G. Fishman
                    *                  Director                                  August 7, 1996
- -------------------------------------
            John K. Kerr
                    *                  Director                                  August 7, 1996
- -------------------------------------
        John S. Stafford, Jr.
    *By    /s/ ROBERT L. BIRNBAUM
- -------------------------------------
         Robert L. Birnbaum,
         as Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                   SEQUENTIALLY
          EXHIBIT                                                                    NUMBERED
          NUMBER                             DESCRIPTION                               PAGE
          -------   -------------------------------------------------------------  ------------
            +1.1    Form of Underwriting Agreement
            +3.1    Form of Amended and Restated Articles of Organization
            +3.2    Form of Amended and Restated Articles of Organization (to be
                    filed with the Secretary of State of the Commonwealth of
                    Massachusetts after the closing of this offering)
            +3.3    Amended and Restated By-Laws
            +4.1    Specimen certificate for the Common Stock
            +5.1    Opinion of Foley, Hoag & Eliot LLP
           +10.1    Form of Lock-Up Agreement, with schedule of substantially
                    identical documents
           +10.2    1990 Incentive and Non-Statutory Stock Option Plan
           +10.3    1996 Stock Option Plan
           +10.4    1996 Employee Stock Purchase Plan
           +10.5    License Agreement with Analog Devices, Inc., dated September
                    25, 1993, together with appendices thereto
           +10.6    Development Contract with Analog Devices, Inc., dated
                    September 25, 1993, together with amendments thereto
           +10.7    Agreement with DSC Telecom L.P., dated March 6, 1996
           +10.8    License Agreement and Development Contract with Westell,
                    Inc., dated as of September 5, 1994
           *10.9    Development Agreement -- Low Cost DMT ADSL, among Aware,
                    Inc., Analog Devices, Inc., Westell International Inc. and
                    Westell, Inc., dated as of May 12, 1995
           +10.10   Technology Agreement with Broadband Technologies, Inc., dated
                    June 10, 1996
           +10.11   Lease Agreement dated April 3, 1995, with respect to real
                    property located at One Oak Park, Bedford, Massachusetts,
                    between R.W. Connelly as lessor and the Company as lessee
           +10.12   Employment Agreement of James C. Bender
           +10.13   Form of Director Indemnification Agreement
           +11.1    Computation of Pro Forma Net Income Per Common Share
           +23.1    Consent of Deloitte & Touche LLP
           +23.2    Consent of Price Waterhouse LLP
           +23.3    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)
           +23.4    Consent of Cesari and McKenna
           +24.1    Power of Attorney (contained on the signature page of this
                    Registration Statement)
           +99.1    Letter from Price Waterhouse LLP as to change in independent accountants
           +99.2    Letter from DiBenedetto & Company, P.A. as to change in
                    independent accountants


- ---------------

+ Previously filed.



* Filed under application for confidential treatment.